Exhibit 3.12

SOLBRIGHT GROUP, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

10% SERIES A-1 CUMULATIVE CONVERTIBLE REDEEMABLE PERPETUAL PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

DELAWARE GENERAL CORPORATION LAW

The undersigned, Terrence DeFranco, does hereby certify that:

1.      He is the President and Secretary of Solbright Group, Inc., a Delaware corporation (the “Corporation”).

2.      The Corporation is authorized to issue 5,000,000 shares of preferred stock, of which 4,000,000 have been designated as Series A Convertible Preferred Stock and are issued and outstanding.

3.     The following resolutions were duly adopted by the board of directors of the Corporation (the “Board”):

WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as Preferred Stock, consisting of 5,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board is authorized to fix the dividend rights, dividend rate, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board previously fixed the rights, preferences, conversion rights, restrictions and other matters relating to the Corporation’s Series A Convertible Preferred Stock consisting of up to 5,000,000 shares, as evidenced by the Certificate of Designations, Preferences and Rights filed with the Secretary of State of the State of Delaware on September 28, 2017; and

WHEREAS, the Board acknowledges that 4,000,000 shares of Series A Convertible Preferred Stock are issued and outstanding and no further shares of Series A Convertible Preferred Stock will be issued after the date hereof;

The rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of up to 320,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

1.     Designation and Amount. The shares of such series of Preferred Stock shall be designated as “10% Series A-1 Cumulative Convertible Redeemable Perpetual Preferred Stock” and the number of shares constituting such series shall be three hundred twenty thousand (320,000) shares.

2.     No Maturity, Sinking Fund, Mandatory Redemption. The Series A-1 Preferred Stock shall have no maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase the Series A-1 Preferred Stock. The Corporation is not required to set aside funds to redeem the Series A-1 Preferred Stock.

3.      Ranking. The Series A-1 Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, on parity with the Series A Preferred Stock, and (i) senior to all classes or series of the Corporation’s Common Stock, par value $0.0001 per share (“Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A-1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; (iii) junior to all equity securities issued by the Corporation with terms specifically providing that those equity securities rank senior to the Series A-1 Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Corporation; and (iv) effectively junior to all existing and future indebtedness (including indebtedness convertible into our Common Stock or Preferred Stock) of the Corporation and to any indebtedness and other liabilities of (as well as any preferred equity interest held by others in) existing subsidiaries of the Corporation. The term “equity securities” shall not include convertible debt securities.

4.              Dividends.

(a) Holders of shares of the Series A-1 Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at the rate of 10% on $25.00 per share of the Series A-1 Preferred Stock per annum (equivalent to $2.50 per annum per share). Commencing on the date of issuance of Series A-1 Preferred Stock (as applicable, the “Issue Date”), dividends shall accrue on the Series A-1 Preferred Stock daily and shall be cumulative from, and including, the applicable Issue Date, and shall be payable monthly in arrears on the 15th day of each month (each, a “Dividend Payment Date”) to the holders of record of the Series A-1 Preferred Stock as they appear on the stock records of the Corporation at the close of business on the last day of the preceding month, whether or not a Business Day (each, a “Dividend Record Date”); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. Dividends payable on the Series A-1 Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months, provided that for partial dividend periods, dividend payments will be prorated, unless otherwise provided in the applicable securities offering and sale documents. The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b) No dividends on shares of Series A-1 Preferred Stock shall be authorized by the Board of Directors, or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any agreement relating to any indebtedness of the Corporation, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series A-1 Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by the Board of Directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A-1 Preferred Stock which may be in arrears, and holders of the Series A-1 Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a). Any dividend payment made on the Series A-1 Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A-1 Preferred Stock.

(d) Except as provided in Section 4(e), unless full cumulative dividends on the Series A-1 Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any series of Preferred Stock that the Corporation may issue ranking junior to the Series A-1 Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution, or winding up) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A-1 Preferred Stock and the Series A Preferred Stock as to the payment of dividends, or upon liquidation, dissolution, or winding up, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on a parity with the Series A-1 Preferred Stock and the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, and (iii) any shares of Common Stock and Preferred Stock that the Corporation may issue ranking junior to, or on a parity with the Series A-1 Preferred Stock and the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up, shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A-1 Preferred Stock and the Series A Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up).

(e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A-1 Preferred Stock and the Series A Preferred Stock and upon the shares of any other series of Preferred Stock that the Corporation may issue ranking on a parity as to the payment of dividends with the Series A-1 Preferred Stock, all dividends declared upon the Series A-1 Preferred Stock and any other series of Preferred Stock that the Corporation may issue ranking on parity as to the payment of dividends with the Series A-1 Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A-1 Preferred Stock and such other series of Preferred Stock that the Corporation may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A-1 Preferred Stock and the Series A Preferred Stock and such other series of Preferred Stock that the Corporation may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A-1 Preferred Stock that may be in arrears.

(f) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

5.               Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A-1 Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its shareholders, subject to the preferential rights of the holders of any class or series of capital stock of the Corporation it may issue ranking senior to the Series A-1 Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that it may issue that ranks junior to the Series A-1 Preferred Stock as to liquidation rights. The liquidation preference shall be proportionately adjusted in the event of a stock split, stock combination or similar event so that the aggregate liquidation preference allocable to all outstanding shares of Series A-1 Preferred Stock and the Series A Preferred Stock immediately prior to such event is the same immediately after giving effect to such event.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A-1 Preferred Stock and the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on a parity with the Series A-1 Preferred Stock in the distribution of assets, then the holders of the Series A-1 Preferred Stock and the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series A-1 Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A-1 Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation.

6.              Redemption.

(a) The Series A-1 Preferred Stock is not redeemable by the Corporation prior to April 2, 2021, except as described in this Section 6.

(b) Optional Redemption Right. On and after April 2, 2021, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A-1 Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series A-1 Preferred Stock as described in this Section 6(b), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a), upon the occurrence of a Change of Control, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A-1 Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If the Corporation elects to redeem any shares of Series A-1 Preferred Stock as described in this Section 6(c), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(d) A “Change of Control” is deemed to occur when, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Terrence DeFranco, any member of his immediate family, and any “person” or “group” under Section 13(d)(3) of the Exchange Act, that is controlled by Mr. DeFranco or any member of his immediate family, any beneficiary of the estate of Mr. DeFranco, or any trust, partnership, corporate or other entity controlled by any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Corporation entitling that person to exercise more than 50% of the total voting power of all stock of the Corporation entitled to vote generally in the election of directors of the Corporation (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Corporation nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system.

(e) In the event the Corporation elects to redeem Series A-1 Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A-1 Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A-1 Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series A-1 Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c); and (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Series A-1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A-1 Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A-1 Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Series A-1 Preferred Stock to be redeemed shall surrender the Series A-1 Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Series A-1 Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A-1 Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A-1 Preferred Stock, those shares of Series A-1 Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Series A-1 Preferred Stock is to be redeemed, the Series A-1 Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j) In connection with any redemption of Series A-1 Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series A-1 Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A-1 Preferred Stock to be redeemed.

(k) Unless full cumulative dividends on all shares of Series A-1 Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A-1 Preferred Stock shall be redeemed unless all outstanding shares of Series A-1 Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A-1 Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series A-1 Preferred Stock as to the payment of dividends, or the distribution of assets upon liquidation, dissolution, or winding up); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A-1 Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A-1 Preferred Stock.

(l) Subject to applicable law, the Corporation may purchase shares of Series A-1 Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A-1 Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

7.                Conversion Rights. Each share of Series A-1 Preferred Stock is convertible, at any time prior to being redeemed in accordance with Section 6 hereof, and in the sole discretion of the holder thereof, into shares of Common Stock (the “Converted Shares”) at a conversion price of $1.50 per Series A-1 Preferred Stock, or 16.67 shares per each share of Series A-1 Preferred Stock (the “Conversion Rate”).

(a)     Mechanics of Conversion.     Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefore, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A-1 Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A-1 Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A-1 Preferred Stock to be converted (the “Conversion Date”), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposed as the record holder or holders of such shares of Common Stock as of such date. All shares of Series A-1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive dividends and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor.

(b)     Conversion Rate Adjustments. The Conversion Rate of the Series A-1 Preferred Stock shall be subject to adjustment from time to time as follows:

(i)     Stock Splits. In the event the Corporation should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Rate in effect immediately prior to such split, subdivision, dividend or other distribution, as the case may be, shall be adjusted appropriately, so that the holder of any shares of Series A-1 Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock that such holder would have owned or have been entitled to receive upon the happening of such event had such Series A-1 Preferred Stock been converted immediately prior to the relevant record date or, if there is no such record date, the effective date of such event.

(ii)     Other Distributions. In the event the Corporation shall declare or pay any dividend or make any distribution on Common Stock payable in securities or other property of the Corporation other than shares of Common Stock or cash, in which dividend or distribution the holders of Series A-1 Preferred Stock do not otherwise participate, then provision shall be made so that the holders of Series A-1 Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of such securities of the Corporation or value of such other property that they would have received had their Series A-1 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities and other property receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

(c)     No Fractional Shares and Certificate as to Adjustment. No fractional shares shall be issued upon the conversion of any share or shares of the Series A-1 Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A-1 Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. Upon the occurrence of each adjustment or readjustment of the Conversion Rate of the Series A-1 Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(d)     Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of shares of Series A-1 Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Any notice required by the provisions of this Section 7 to be given to the holders of shares of Series A-1 Preferred Stock shall be deemed given within three (3) days of deposit in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(e)     Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A-1 Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A-1 Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A-1 Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A-1 Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

8.              Voting Rights.

(a) Holders of the Series A-1 Preferred Stock will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which holders of Series A-1 Preferred Stock are entitled to vote, each share of Series A-1 Preferred Stock will be entitled to one vote, except that when shares of any other class or series of Preferred Stock the Corporation may issue have the right to vote with the Series A-1 Preferred Stock as a single class on any matter, the Series A-1 Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any shares of Series A-1 Preferred Stock are in arrears for eighteen or more monthly dividend periods, whether or not consecutive, the number of directors constituting the Board of Directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and with which the Series A-1 Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A-1 Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A-1 Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “Preferred Stock Directors”) at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series A-1 Preferred Stock or by the holders of any other class or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A-1 Preferred Stock in the election of those two Preferred Stock Directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders of the Corporation), and at each subsequent annual meeting until all dividends accumulated on the Series A-1 Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series A-1 Preferred Stock to elect any directors will cease and, unless there are other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A-1 Preferred Stock shall immediately resign and the number of directors constituting the Board of Directors shall be reduced accordingly. In no event shall the holders of Series A-1 Preferred Stock be entitled under the voting rights under this Section 8 to elect a preferred stock director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of the capital stock of the Corporation is listed or quoted. For the avoidance of doubt, in no event shall the total number of Preferred Stock Directors elected by holders of the Series A-1 Preferred Stock (voting separately as a class with all other classes or series of Preferred Stock the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A-1 Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8 exceed two.

(c) If a special meeting is not called by the Corporation within 30 days after request from the holders of Series A-1 Preferred Stock as described in Section 8(b), then the holders of record of at least 25% of the outstanding Series A-1 Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(b), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

 (d) If, at any time when the voting rights conferred upon the Series A-1 Preferred Stock pursuant to Section 8(b) are exercisable, any vacancy in the office of a Preferred Stock Director elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by a written consent of the remaining Preferred Stock Director, or if none remains in office, by vote of the holders of record of the outstanding Series A-1 Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A-1 Preferred Stock in the election of directors pursuant to Section 8(b). Any director elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of holders of the outstanding Series A-1 Preferred Stock and any other classes or series of Preferred Stock upon which like voting rights have been conferred and are exercisable and which classes or series of Preferred Stock are entitled to vote as a class with the Series A-1 Preferred Stock in the election of directors pursuant to Section 8(b), such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series A-1 Preferred Stock and any such other classes or series of Preferred Stock, and may not be removed by the holders of the Common Stock.

(e) So long as any shares of Series A-1 Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A-1 Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series A-1 Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter, repeal or replace the Certificate of Incorporation, including by way of merger, consolidation or otherwise in which the Corporation may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series A-1 Preferred Stock of any right, preference, privilege or voting power of the Series A-1 Preferred Stock (each, an “Event”). An increase in the amount of the authorized Preferred Stock, including the Series A-1 Preferred Stock, or the creation or issuance of any additional Series A-1 Preferred Stock or other series of Preferred Stock that the Corporation may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series A-1 Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f) Notwithstanding Section 8(e)(ii) above, if any Event set forth in Section 8(e)(ii) above materially and adversely affects any right, preference, privilege or voting power of the Series A-1 Preferred Stock but not all series of parity Preferred Stock that the Corporation may issue upon which like voting rights have been conferred and are exercisable, the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A-1 Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class), given in person or by proxy, either in writing or at a meeting, shall be required in lieu of the vote or consent that would otherwise be required by Section 8(e)(ii).

(g) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A-1 Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series A-1 Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6.

(h) Except as expressly stated in this Section 8 or as may be required by applicable law, the Series A-1 Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9.  Piggyback Registration Rights. If the Corporation shall determine to file with the Securities and Exchange Commission (the “SEC”) a Registration Statement relating to an offering for its own account or the account of others under the Securities Act of 1933, as amended (the “Act”) of any of its equity securities (other than on Form S-4 or Form S-8 or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans), the Corporation shall send to each holder of Series A-1 Preferred Stock written notice of such determination and, if within ten (10) days after the effective date of such notice, such holder shall so request in writing, the Corporation shall include in such Registration Statement all or any part of the Converted Shares such holder requests to be registered, except that if, in connection with any underwritten public offering for the account of the Corporation the managing underwriter(s) thereof shall impose a limitation on the number of shares of Common Stock which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Corporation shall be obligated to include in such Registration Statement only such limited portion of the Converted Shares with respect to which such holder has requested inclusion hereunder as the underwriter shall permit. Any exclusion of Converted Shares shall be made pro rata among the holders seeking to include Converted Shares in proportion to the number of Shares sought to be included by such holders; provided, however, any exclusion of Converted Shares shall be made pro rata with holders of other securities having the right to include such securities in the Registration Statement other than holders of securities entitled to inclusion of their securities in such Registration Statement by reason of demand registration rights. If an offering in connection with which a holder is entitled to registration under this Section 9 is an underwritten offering, then each holder whose Converted Shares are included in such Registration Statement shall, unless otherwise agreed by the Corporation, offer and sell such Converted Shares in an underwritten offering using the same underwriter or underwriters and on the same terms and conditions as other shares of Common Stock included in such underwritten offering.

(a) It shall be a condition precedent to the obligations of the Corporation that the holder of Converted Shares shall furnish to the Corporation such information regarding itself, the shares in the Corporation held by it and the intended method of disposition of the Converted Shares Securities held by it as shall be reasonably required to effect the registration of such Shares and shall execute such documents in connection with such registration as the Corporation may reasonably request. No holder of Converted Shares may participate in any registration hereunder unless such holder (i) agrees to sell such holder’s Converted Shares on the basis provided in any underwriting arrangements, if any, in usual and customary form entered into by the Corporation, (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required or requested by the Corporation, and (iii) agrees to pay its pro rata share of all underwriting discounts and commissions and any expenses in excess of those payable by the Corporation.

(b)     Registration Expenses. All expenses incurred in any registration of the Converted Shares shall be paid by the Corporation, including, without limitation, printing expenses, fees and disbursements of counsel for the Corporation, expenses of any audits to which the Corporation shall agree or which shall be necessary to comply with governmental requirements in connection with any such registration, all registration and filing fees for the Converted Shares under federal and state securities laws, and expenses of complying with the securities or blue sky laws; provided, however, the Corporation shall not be liable for (a) any discounts or commissions to any underwriter; (b) any stock transfer taxes incurred with respect to Converted Shares sold or (c) the fees and expenses of counsel for any holder of Converted Shares, provided that the Corporation will pay the costs and expenses of Corporation counsel when the Corporation's counsel is representing any or all selling security holders.

10.       Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A-1 Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A-1 Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A-1 Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A-1 Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

11.         No Preemptive Rights. No holders of the Series A-1 Preferred Stock will, as holders of Series A-1 Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

12.         Record Holders. The Corporation and the transfer agent for the Series A-1 Preferred Stock may deem and treat the record holder of any Series A-1 Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

RESOLVED, FURTHER, that the President, and the Secretary of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this ___ day of ________.

Name: Terrence DeFranco	Name: Terrence DeFranco
Title: President	Title: Secretary

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